Exhibit 12.1

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor		Predecessor
	Three Months	Period from	Period from
	Ended	June 1 to	April 1 to
	June 30,	June 30,	May 31,
	2008	2007	2007
Earnings:

Income (loss) before income taxes	$(591)	$175	$2,042

Less:
Capitalized interest	3	1	3
Add:
Fixed charges from below	170	60	128
Amortization of interest capitalized	—	—	2

Adjusted earnings	$(424)	$234	$2,169

Fixed charges:

Rent expense representative of interest (1)	$59	$19	$38
Interest expensed and capitalized, issuance costs and amortization of debt discounts and premiums (2)	111	41	90

Fixed charges	$170	$60	$128

Ratio of earnings to fixed charges	— (3)	3.90	16.95

(1)	Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)

Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)	Earnings were inadequate to cover fixed charges by $594 million for the three months ended June 30, 2008.

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor		Predecessor
	Six Months	Period from	Period from
	Ended	June 1 to	January 1 to
	June 30,	June 30,	May 31,
	2008	2007	2007
Earnings:

Income (loss) before income taxes	$(4,730)	$175	$1,749
Less:
Capitalized interest	6	1	6
Add:
Fixed Charges, from below	344	60	322
Amortization of interest capitalized	—	—	3

Adjusted earnings	$(4,392)	$234	$2,068

Fixed charges:

Rent expense representative of interest (1)	$116	$19	$97
Interest expense and capitalized, issuance costs and amortization of debt discounts and premiums (2)	228	41	225

Fixed charges	$344	$60	$322

Ratio of earnings to fixed charges	— (3)	3.90	6.42

(1)	Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)

Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)	Earnings were inadequate to cover fixed charges by $4.7 billion for the six months ended June 30, 2008.